As filed with the Securities and Exchange Commission on September 8, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN SIZZLIN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	86-0723400
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)

1338 PLANTATION ROAD

ROANOKE, VIRGINIA 24012

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

ROBYN B. MABE

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

WESTERN SIZZLIN CORPORATION

1338 PLANTATION ROAD

ROANOKE, VIRGINIA 24012

(540) 345-3195

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copy to:

MICHAEL C. PALLESEN, ESQ.

CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER, L.L.P.

1125 S. 103RD STREET, SUITE 320

OMAHA, NEBRASKA 68124-1090

(402) 397-1700

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462 (e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	594,429	$4,161,003	$445.23
Subscription Rights to Purchase Common Stock(1)	1,188,857	$0	$0

(1)           Under Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is required for the rights as they are being registered in the same registration statement as the common stock underlying the rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE  IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion, dated September     , 2006

PROSPECTUS

WESTERN SIZZLIN CORPORATION

594,429 SHARES OF COMMON STOCK

1,188,857 SUBSCRIPTION RIGHTS

We are offering at no cost to you, as a holder of our common stock, transferable rights to purchase our common stock. If you own common stock on September    , 2006, the record date, you will be entitled to receive one right per share that you own. Every two rights will entitle you to subscribe for one common share. The subscription price will be $7.00 per whole share. Stockholders on the record date who fully exercise those distributed rights will also be entitled to purchase additional shares of common stock not purchased by other rights holders through their basic subscription privileges. The rights will be evidenced by Subscription Certificates and will expire at         p.m. New York City time on                , 2006, unless extended for up to 15 days.

We expect the rights will be quoted on the OTC Bulletin Board under the symbol “      ” Our common stock is quoted on the OTC Bulletin Board under the symbol “WSZL.”

Our principal executive offices are located at 1338 Plantation Road, Roanoke, Virginia 24012. Our telephone number is (540) 345-3195.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

		Proceeds to Western
	Price Per Share	Sizzlin Corporation
Offering Price to Stockholders	$7.00	$4,161,003 (1)

(1)          Assumes all rights are subscribed. Before deduction of estimated expenses of $45,445, including accounting fees, printing expenses and other miscellaneous expenses.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September     , 2006.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Unless the context otherwise requires, all references to “Western Sizzlin,” “the Company”, “we,” “us,” or “our” in this prospectus refer collectively to Western Sizzlin Corporation, a Delaware corporation, and its subsidiaries.

Basic Subscription Privilege

We will distribute to the holders of record of our common stock at the close of business on September__, 2006, at no charge, one transferable subscription right for each share of common stock owned. Every 2 rights will entitle the holder to subscribe for one share of common stock.

Oversubscription Privilege

Stockholders on the record date who fully exercise the rights distributed to them will also be entitled to subscribe for and purchase additional shares of common stock not purchased by other rights holders through their basic subscription privileges. The maximum number of shares you may purchase under the oversubscription privilege is equal to the number of shares you purchased under the basic subscription privilege.

You will be entitled to exercise your oversubscription privilege only if you are a stockholder on the record date and exercise your basic subscription privilege in full. The number of shares of common stock remaining after the exercise of all basic subscription privileges may not be sufficient to satisfy all requests for common stock pursuant to oversubscription privileges. In this event, you will be allocated additional common stock pro rata, based on the number of shares of common stock you purchased through the basic subscription privilege in proportion to the total number of common stock that you and other oversubscribing stockholders purchased through the basic subscription privilege.

Subscription Price	$7.00 in cash per share.

Common Stock Outstanding after Rights Offering

Assuming all rights are exercised, including those from the oversubscription privilege, an aggregate of approximately 594,429 shares will be sold. Since fractional shares will not be issued, this amount may be increased, if necessary, to accommodate rights holders that may purchase an additional share in lieu of receiving a fractional share.

Transferability of Rights

The rights are transferable, excluding oversubscription privileges, until the opening of trading on the expiration date. The rights are expected to be authorized for trading on the OTC Bulletin Board. Trading of the rights will be conducted on a regular-way basis from September__, 2006 through the opening of trading on the expiration date. Any commissions in connection with the sale of rights will be paid by the selling rights holder. We cannot assure you a market for the rights will develop, or of the prices at which rights may be sold if a market does develop.

Record Date	September___, 2006.

Expiration Time	______, 2006, at 5:00 p.m., New York City time, unless extended for up to 15 days.

Procedure for Exercising Rights

If you want to exercise rights you must properly complete and sign the Subscription Certificate evidencing the rights. You must forward the Subscription Certificate, with full payment, to the subscription agent at or prior to the expiration time.

YOU MAY NOT REVOKE AN EXERCISE OF RIGHTS UNLESS WE MAKE A SIGNIFICANT AMENDMENT TO THE TERMS OF THE OFFERING AFTER YOU HAVE EXERCISED.

Issuance of Common Stock

We will deliver to you certificates representing common stock purchased upon exercise of the basic subscription and oversubscription privileges as soon as practicable after the expiration date. We anticipate this date to be approximately seven to 10 business days after the expiration date.

Use of Proceeds

The net cash proceeds from the sale of the common stock offered hereby, after payment of fees and expenses, are anticipated to be approximately $4,115,558. We expect such net proceeds will be used for general corporate purposes, working capital, to make acquisitions of, or investments in, related or unrelated lines of business. We have not identified any specific acquisitions or investments in which we intend to use the offering proceeds.

Risk Factors	There are substantial risks in connection with this offering that should be considered by you. See “Risk Factors.”
Amendment, Extension or Termination Rights Offering

We reserve the right, in our discretion, to: (a) amend or modify the terms of this rights offering; (b) extend the expiration time to a later date, but in no event for more than 15 additional days; and (c) terminate the rights offering at any time for any reason.

Intentions of the Company’s Directors

Our Board of Directors advised us they intend to exercise the basic subscription privilege under rights received. They also might exercise their oversubscription privilege with respect to additional shares that become available for purchase. The expressed intention of the directors does not constitute a binding obligation on their part.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS,” BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK.

Risks Related to this Offering

The subscription price is not an indication of the value of our common stock. You may not be able to sell common stock purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share of common stock does not necessarily bear any relationship to any established criteria for valuation such as book value per share, cash flows, or earnings. As a result, you should not consider the subscription price as an indication of the current value of our common stock. We cannot assure you that you will be able to sell common stock purchased in this offering at a price equal to or greater than the subscription price.

This offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

The subscription price per share represents a discount of __% from $____, the average of the closing sales prices of our common stock over the 30-trading day period ending September___, 2006 and a discount of __% from $_____, the closing price of our common stock on September__, 2006. This discount, along with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering.

You may suffer dilution of your percentage of ownership of our common stock.

If you do not exercise your subscription rights and shares of common stock are purchased by other stockholders in this offering, your proportionate voting and ownership interest will be reduced. The percentage that your original shares of common stock represents of our expanded equity after exercise of the subscription rights will also be diluted. For example, if you own _____ shares of common stock before this offering, or approximately ___% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders, your percentage ownership would be reduced to approximately ___%. The magnitude of the reduction of your percentage ownership will depend upon the number of shares of common stock you hold and the extent to which you exercise your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise even if there is a decline in the price of our common stock or if we decide to extend the expiration date of the subscription period.

The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy our common stock at a price above the prevailing market price. You will have an immediate unrealized loss. We may also, in our sole discretion, extend the expiration date of the subscription period, but in no event beyond an additional 15 days. During any potential extension of time, the value of our common stock may decline below the subscription price. This may result in a loss on your investment upon the exercise of rights to acquire our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights. We cannot assure you that following the exercise of subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You will not receive interest on subscription funds returned to you.

If we cancel this offering or if we are not able to fulfill your full oversubscription, we will not have any obligation with respect to the subscription rights except to return to you, without interest, any subscription payments and/or oversubscription payments you made that were not used to purchase common stock.

You need to act promptly and follow subscription instructions, otherwise your subscription may be rejected.

Stockholders who desire to purchase common stock in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the common stock for which you oversubscribe.

If an insufficient number of shares of common stock is available to fully satisfy all oversubscription privilege requests, the available common stock will be distributed proportionately among the eligible rights holders who exercised their oversubscription privilege based on the number of shares of common stock each such rights holder subscribed for under the basic subscription privilege.

You may not want to exercise your rights as the proceeds of this offering may be used to make acquisitions or investments that you may not have the opportunity to approve.

We expect that the net cash proceeds from this offering will be used for general corporate purposes, working capital, to make acquisitions of, or investments in, businesses in related or unrelated fields. We have not identified any specific acquisitions or investments at this time. If you exercise your rights, you may not have an opportunity to evaluate the specific merits or risks of any potential future acquisitions or investments. As a result, you may be entirely dependent on the broad discretion and judgment of management in the selection of potential future acquisitions and investments.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled, other than to refund your subscription payments, without interest.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled, other than to refund your subscription payments, without interest.

If you sell your subscription rights, you may not be able to calculate your gain for tax purposes at the time of your sale.

A holder that sells subscription rights will recognize capital gain or loss, depending on the amount realized, upon the sale and the holder’s tax basis (if any) in the subscription rights. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received, or (ii) the holder irrevocably elects to allocate part of the tax basis of such common stock to the subscription rights, then, the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. We intend to notify the holders whether the fair market value of the subscription rights will equal or exceed 15% of the fair market value of the common stock to which the subscription rights relate and the fair market value of those subscription rights. However, such notification will be made by written communication that will be included with the share certificates that are mailed to those holders who exercise their subscription rights. It will not be available at the time of the sale of a holder’s subscription rights. A selling holder’s holding period in the subscription rights will include the holding period of the common stock in respect of which the rights were received. The holding period and will not be affected by the allocation of tax basis described above.

Risks Relating to Our Business

We are dependent on key personnel.

We believe that our success depends in part on the services of Sardar Biglari, our Chairman, and of key executives, including James C. Verney, President and Chief Executive Officer, and Robyn B. Mabe, Vice President and Chief Financial Officer. We maintain key man life insurance on Mr. Verney. Nevertheless, the loss of the services of Messrs. Biglari or Verney, or of Mrs. Mabe, could have a material adverse effect upon our business, financial condition and results of operations. Qualified replacements may not be available in a timely manner, if at all. Our continued growth will also depend on our ability to attract and retain additional skilled management personnel.

Our stock price could be volatile.

Fluctuations in our stock price may result from general market conditions, perceived or actual changes in the underlying characteristics of our business, and the relative price of competing investments. The volume of trading the market for our common stock is typically very limited. As a consequence, liquidating your investment could cause a decline in our stock price. Because of changes in the balance of buy and sell orders, notwithstanding other relevant factors, the price of our common stock can fluctuate for reasons unrelated to the performance of our business in addition to reasons related to our performance.

A sale of a substantial number of shares of our common stock could cause the market price to decline.

The sale of a substantial number of shares of our common stock in the public market could substantially reduce the prevailing market price of our common stock. As of September ___, 2006, 1,188,857 shares of common stock were outstanding. There were ______ shares  issuable upon exercise of outstanding stock options at exercise prices ranging from $____ to $_____. We cannot predict any effect that sales of shares of our common stock or the availability of shares for sale will have on prevailing market prices. However, substantial amounts of our common stock could be sold in the public market, which may adversely affect prevailing market prices for the common stock.

We are controlled by a few stockholders.

Four stockholders beneficially own approximately 43% of our total common stock. These stockholders have formed a group for purposes of taking certain action, as reflected in their Form 13D, as amended, on file with the Securities and Exchange Commission. This group is comprised of Sardar Biglari, our Chairman, Directors Jonathan Dash and Titus W. Greene, and Shawn Sedaghat. This group has the ability to control or significantly influence all matters requiring the approval of our stockholders, including the election of our directors. Sale of a substantial number of shares of our common stock by the members of this group, or other principal stockholders in the public market, could substantially reduce the prevailing market price of our common stock.

Our Board of Directors has recently undergone significant change.

In November 2005, we added three new members to our Board of Directors, namely Sardar Biglari, Philip L. Cooley and Paul D. Sonkin. Subsequently, in March 2006, six of the incumbent directors, Paul C. Schorr, III (our former Chairman), A. Jones Yorke, J. Alan Cowart, Jr., Pat  Vezertzis, Jesse M. Harrington and Roger D. Sack, resigned from the Board. At that same time Mr. Sonkin indicated that he would not stand for reelection at the 2006 annual meeting of stockholders. He ultimately resigned prior to the annual meeting. Mr. Jonathan Dash was elected to the Board in March 2006. Mr. Thomas M. Hontzas resigned from the Board in August 2006. While we believe that the Board of Directors as presently constituted with Mr. Biglari as Chairman, Philip L. Cooley, Ph.D. as Vice Chairman and Directors Titus W. Greene, and Jonathan Dash will function at least as well as the Board had done previously, there is no guarantee this will be the case. The failure of the new members of the Board to function adequately together would have a material adverse effect on the Company’s business. This could result in an adverse impact on our financial condition, results of operations and our stock price.

The Audit and Finance Committee of the Board of Directors does not have the number of directors required by Nasdaq rules.

Our common stock is not listed on a stock exchange, but is quoted on the OTC Bulletin Board. In accordance with applicable Securities and Exchange Commission rules, the Board of Directors has elected to measure its corporate governance by the rules applicable to companies listed on the Nasdaq Capital Market. Those rules provide that an audit committee be composed of at least three directors meeting special independence requirements. Our Audit and Finance Committee presently has one member, Dr. Cooley. The Board is presently assessing the ability and willingness of other directors to serve on this committee, along with the possibility of adding one or more new directors. While we expect these vacancies to be filled, there can be no guarantee that they will be filled by a certain date and it may be necessary to continue with a single-member committee for an undeterminable length of time.

We are dependent on one key person for investment and capital allocation decisions.

Investment decisions and all major capital allocation decisions are made for our business by Sardar Biglari, Chairman of the Board of Directors. Although there are limitations on Mr. Biglari’s authority and the Board monitors his investment and capital allocation decisions, there is risk in having concentrated decision-making authority. Mr. Biglari’s decisions could either independently or in the aggregate involve amounts that are material to our business. Additionally, if for any reason the services of Mr. Biglari were to become unavailable, there could be a material adverse effect on our business, since he is singularly responsible for these decisions.

Our investment in marketable securities is highly concentrated.

Our investment in marketable securities is concentrated in the common stock of a single company. A decline in the price of this investment may produce a material decrease in our stockholders’ equity and, thus our stock price.

Our investment activities may involve the purchase of securities on margin.

We may purchase securities on margin in connection with our investment activities. If we do so, a significant decrease in the value of the securities that collateralize the margin line of credit could result in a margin call. If we do not have sufficient cash available from other sources in the event of a margin call, a sale of the securities that collateralize the line of credit may be required at a time when we would prefer not to sell those securities or at a time when the securities would need to be sold at a loss.

We cannot assure the success of our corporate strategy.

Our corporate strategy is dependent upon factors, some which are out of our control, including availability of appropriate financing and general economic conditions. The success of our strategy is also dependent upon our ability to execute that strategy as it relates to both our restaurant franchising business and our investments.  We may not be successful in any or all of the endeavors that underlie our corporate strategy, whether or not the factors affecting the outcome were within our control.

We are experiencing a decline in our franchise base.

We have experienced steady declines in our existing franchise base for the past several years. Since January 2004, we have closed 33 restaurants. The majority of these franchised restaurants have been Western Sizzlins. While we are striving to reverse this trend, there is no guarantee that we will be successful in doing so and as a result our franchise base may continue to decline.

Our restaurants operate in a highly competitive environment.

Our restaurants, both franchised and Company-owned, operate in a highly competitive industry comprised of a large number of restaurants, including national and regional restaurant chains and franchised restaurant operations, as well as locally-owned, independent restaurants. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition. The competitive environment is often affected by factors beyond a particular restaurant management’s control, including changes in the public’s taste and eating habits, population and traffic patterns and economic conditions. New competitors may emerge at any time. We may not be able to compete successfully against our competitors in the future. Competition may have a material adverse effect on our operations or earnings.

We are highly dependent on attracting and retaining qualified employees while also controlling labor costs.

We are extremely dependent upon the availability of qualified restaurant personnel. Availability of staff varies widely from location to location. If restaurant management and staff turnover trends increase, we would suffer higher direct costs associated with recruiting and retaining replacement personnel. We could suffer from significant indirect costs, including restaurant disruptions due to management changeover and potential delays in new store openings due to staff shortages. Competition for qualified employees exerts upward pressure on wages paid to attract personnel, resulting in higher labor costs, together with greater expense to recruit and train them. Many of our employees are hourly workers whose wages are likely to be impacted by an increase in the federal or state minimum wage. Proposals have been made at federal and state levels to increase minimum wage levels. An increase in the minimum wage may require an increase or create pressure to increase the pay scale for our employees. A shortage in the labor pool or other general inflationary pressures or changes could also increase our labor costs.

We are dependent upon the timely delivery of fresh ingredients.

Our restaurant operations are dependent on timely deliveries of fresh ingredients, including fresh produce, dairy products and meat. The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in weather, supply and demand and economic and political conditions could adversely affect the cost, availability and quality of our ingredients. Historically, when operating expenses increased due to inflation or increases in food costs, we generally have been able to offset these higher costs by increasing our menu prices. We may not be able to recover increased costs in the future because competition may limit or even prohibit such future increases. If the variety or quality of our food products declines due to the lack or lower quality of our ingredients or due to interruptions in the flow of fresh ingredients and similar factors, customer traffic may decline and negatively affect our sales.

General economic factors may adversely affect our results of operations.

National, regional, and local economic conditions, such as recessionary economic cycles or a worsening economy, could adversely affect disposable consumer income and consumer confidence. Unfavorable changes in these factors or in other business and economic conditions affecting our customers could reduce customer traffic in some or all of our restaurants, impose practical limits on our pricing and increase our costs. Any of these factors could lower our profit margins and have a material adverse affect on our results of operations. The impact of inflation on food, beverages, labor, utilities and other aspects of our business can negatively affect our results of operations. Although we attempt to offset inflation through periodic menu price increases, cost controls and incremental improvement in operating margins, we may not be able to completely do so. This may negatively affect our results of operations.

We face the risk of adverse publicity and litigation relating to food-borne illness, employment and other matters that could have a material adverse affect on our business and financial performance.

We may be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. While the risk of food-borne illness is real, whether it results from improper operations, new diseases or from chemicals in certain food products, the risk would generally only affect a limited number of our restaurants. As soon as any food issues became known to us, those food items that were potentially at risk would be no longer served to customers.

While the risk of food-borne illness or injury would likely be localized, the risk of the adverse publicity that might result from such an incident is more generalized and accordingly much greater. The general public’s response to adverse publicity relating to our restaurant brands could materially adversely affect a significant number of our restaurants. This could be true whether the allegations underlying the adverse publicity are valid or whether we are liable.

In addition, we are subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our financial performance. A significant judgment for any claim(s) could materially adversely affect our financial condition or results of operations.

Our planned sales growth through new, relocated or remodeled restaurants, both Company-owned and franchised locations, may not be successful.

Our ability to open and profitably operate restaurants is subject to various risks such as the identification and availability of suitable and economically viable locations, the negotiation of acceptable terms for new locations, the need to obtain the required government permits (including zoning approvals) on a timely basis, the need to comply with other regulatory requirements, the availability of necessary contractors and subcontractors, the availability of construction materials and labor, the ability to meet construction schedules and budgets, increases in labor and building material costs, changes in weather or other acts of God that could result in construction delays and adversely affect the results of one or more restaurants for an indeterminate amount of time. At each potential location, we compete with other restaurants and retail businesses for desirable development sites, construction contractors, management personnel, hourly employees and other resources. If we are unable to successfully manage these risks, we could face increased costs and lower than anticipated revenues and earnings in future periods.

We are regulated by the federal and state government.

The restaurant industry is subject to extensive federal, state and local laws and regulations. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites. Those are subject to zoning, land use, environmental, traffic and other regulations and requirements. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards and building codes. Federal and state laws govern our relationships with employees, including the Fair Labor Standards Act and applicable minimum wage requirements, overtime, employment tax rates, family leave, tip credits, working conditions, safety standards and citizenship requirements. Federal and state laws prohibit discrimination and other laws regulating the design and operation of facilities, such as the American with Disabilities Act of 1990. In addition, we are subject to a variety of federal, state and local laws and regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations could increase our compliance and other costs of doing business. These could adversely affect our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability.

Adverse weather conditions could negatively impact our financial performance.

Although we maintain, and require our franchisees to maintain, property and casualty insurance to protect against property damage caused by casualties and natural disasters, inclement weather, flooding, hurricanes and other acts of God can adversely impact our sales in several ways. For example, severe weather typically discourages potential customers from dining out. In addition, a restaurant that is damaged by a natural disaster can be inoperable for a significant amount of time due to either physical damage or to a shortage of employees resulting from a relocation of the general population.

SELECTED CONSOLIDATED FINANCIAL DATA

On August 10, 2006, we implemented a 1-for-10 reverse stock split, which reduced the amount of our outstanding common stock from 11,888,571 to 1,189,850 shares. No fractional shares were issued in connection with the reverse split. Our authorized common stock was reduced from 20,000,000 shares to 2,000,000 shares. The par value of our common stock remains at $0.01.

The following table shows selected consolidated financial data giving effect to the reverse stock split as applied retroactively to all periods presented. The information set forth below is qualified by reference to, and should be read in conjunction with, the audited consolidated financial statements and related notes previously filed with the Securities & Exchange Commission in those reports incorporated by reference, as described on page 23 of this prospectus.

	Six Months Ended (unaudited)		Years Ended December 31
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share)
Statement of Operations Data:
Total revenues	$8,862	$10,389	$19,372	$21,708	$21,060	$28,507	$39,443
Income (loss) from operations	400	385	1,426	1,174	783	(1,680)	1,089
Net income (loss)	149	175	681	566	212	(1,053)	226
Basic earnings (loss) per share	.13	.15	.57	.48	.17	(.86)	.19
Diluted earnings (loss) per share	.12	.15	.57	.48	.17	(.86)	.19
Shares used in computing basic earnings per share	1,189	1,189	1,189	1,191	1,212	1,217	1,215
Shares used in computing diluted earnings per share	1,198	1,189	1,190	1,191	1,212	1,217	1,215
Balance Sheet Data:
Working capital surplus (deficit)	2,337	1,860	2,001	1,480	141	$(1,180)	$(2,179)
Total assets	14,083	15,597	15,476	16,697	16,894	18,039	21,467
Long-term debt, excluding current maturities	769	1,733	848	2,698	3,549	4,075	4,594
Other liabilities	57	—	42	15	50	—	—
Stockholders’ equity	11,957	11,254	11,760	11,093	10,527	10,522	11,782
Other Financial Data:
Dividends declared	—	—	—	—	12	18	18

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts, but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important information regarding risks and uncertainties is also set forth elsewhere in this document, including in those described in “Risk Factors” beginning on page 4, as well as elsewhere in this prospectus and in documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements. They reflect our management’s view only as of the date of this prospectus or as of the date of any document incorporated by reference into this prospectus. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or the date of any document incorporated into this prospectus or to reflect the occurrence of unanticipated events.

You are also urged to carefully review and consider the various disclosures made by us in this document, as well as in our prior periodic reports on Forms 10-K, 10-Q and 8-K, filed with the Securities and Exchange Commission and listed under the caption “Incorporation by Reference” on page 23 of this prospectus.

We make available, free of charge, our annual report on Form 10-K, quarterly reports on Form l0-Q, and current reports on Form 8-K, if any.

We also make this information available on our website at www.western-sizzlin.com.

CORPORATE STRATEGY DEVELOPMENT

In our Form 10-Q for the quarter ended June 30, 2006, we included a discussion of our corporate strategy which evolved during the second quarter of 2006. Our objective is to maximize the Company’s intrinsic business value per share over the long term. In working to meet this objective, we will evaluate all investment alternatives to achieve above-average returns on capital. We will continue to focus on franchising restaurants so long as returns appropriately compensate the Company for the relevant risks. We may consider, on an opportunistic basis, acquisitions, dispositions, restructuring, joint ventures, strategic alliances and other forms of partnership. Acquisitions or investments may involve related or unrelated lines of business.

Strategically, we seek to invest in stocks of businesses at prices below their intrinsic business value. Our preferred strategy is to allocate a meaningful amount of capital in each investee, resulting in concentration. Selection of marketable securities for investments, and all other capital allocation decisions, are made by Mr. Biglari, our Chairman, under the limited authority delegated to him by the Board of Directors to make such decisions. That delegated authority now includes the authority to borrow a maximum of $2 million toward investments in marketable securities. The practice of concentrating in a few issues, rather than diversifying, follows Mr. Biglari’s investment philosophy and strategy.

As of the date of this prospectus, our investment portfolio included a single marketable security, the common stock of Friendly Ice Cream Corporation. We have filed a Schedule 13D with the Securities & Exchange Commission as a member of a group that also includes The Lion Fund, LP, Biglari Capital Corp., and Mr. Biglari. As of September__, 2006, this group collectively owned approximately 11% of Friendly’s common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital consists of 2,000,000 shares of common stock with a par value of $0.01 per share. As of September __, 2006, there were 1,188,857 shares of common stock issued and outstanding. Additionally, there were ______ shares of common stock reserved for issuance upon exercise of options granted or to be granted pursuant our 2005 Stock Option Plan, 2004 Non-Employee Directors’ Stock Option Plan and 1994 Incentive and Non-qualified Stock Option Plan. Options were outstanding to purchase ______ shares of common stock as of September _____, 2006.

The holders of our common stock are entitled to one vote for each common share held of record on all matters to be voted on by stockholders. The holders of our common stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available. Upon liquidation or dissolution of the Company, the holders of our common stock are entitled to receive on a pro rata basis all assets remaining for distribution to stockholders after the payment of debts and liquidation preferences on any capital stock. Shares of our common stock have no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to such common stock.

The Company’s Transfer Agent and Registrar is Continental Stock Transfer & Trust Company.

USE OF PROCEEDS

If all of the rights offered are exercised in full at $7.00 per share, we will receive net cash proceeds of approximately $4,115,558, after payment of fees and expenses. No discount or commission is payable in connection with any such exercise.

The funds received upon exercise of the rights will be used for general corporate purposes, working capital, to make acquisitions of businesses in related or unrelated fields, or to invest in various forms of securities. We have not identified any specific acquisitions or investments at this time.

THE RIGHTS OFFERING

Our Board of Directors has proposed that we raise equity capital through this offering to all of our stockholders. Through this prospectus, we are offering common stock that rights holders may purchase upon exercising their subscription rights.

Basic Subscription Privilege

We will distribute to the holders of record of our common stock, at the close of business on September__, 2006, at no charge, one transferable subscription right for each common share owned. The subscription rights will be evidenced by Subscription Certificates. Every 2 rights will entitle the holder to subscribe for one common share. The rights are transferable and we expect they will be quoted on the OTC Bulletin Board such that additional rights may be purchased from stockholders who desire to sell them instead of exercising the rights. Assuming that all rights are exercised, including those that may be exercised as a result of the oversubscription privilege, an aggregate of approximately 594,429 shares of common stock will be sold. This amount may be increased, if necessary, to accommodate rights holders that may purchase an additional share in lieu of receiving a fractional share since no fractional shares will be issued. We will deliver to subscribers certificates representing common stock purchased through the exercise of the basic subscription privilege as soon as practicable after the expiration date. We anticipate delivery in seven to 10 business days. You are not required to exercise any or all of your subscription rights.

If, pursuant to the exercise of subscription rights, the number of shares of common stock a rights holder would be entitled to receive results in receipt of fractional shares, the aggregate number of shares of common stock the holder is entitled to purchase will be rounded up to the nearest whole number, provided that the holder fully exercises the rights held and pays the full subscription price. Rights holders will not receive cash in lieu of fractional shares.

Oversubscription Privilege

Subject to the allocation described below, stockholders on the record date who fully exercise the distributed rights will also be entitled to subscribe for and purchase additional shares of common stock that are not exercised by other rights holders through their basic subscription privileges. The maximum number of shares you may purchase under the oversubscription privilege is equal to the number of shares you purchased under the basic subscription privilege. If the number of shares of common stock remaining after the exercise of all basic subscription privileges is not sufficient to satisfy requests from all stockholders for common stock pursuant to oversubscription privileges, you will be allocated additional common stock pro rata, based on the number of shares of common stock you purchased through the basic subscription privilege in proportion to the total number of shares of common stock that you and other oversubscribing stockholders purchased through the basic subscription privilege. Once you have exercised your oversubscription privilege, you may not revoke your exercise.

If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares of common stock that you would like to purchase in the space provided on your Subscription Certificate. When you send in your Subscription Certificate, you must also send the full purchase price for the number of additional shares of common stock you have requested to purchase (in addition to the payment due for common stock purchased through your basic subscription privilege). After all shares of common stock requested pursuant to the basic subscription privilege are allocated, a determination will be made as to the number of shares of common stock available for issuance under the oversubscription privilege. For purposes of allocating the common stock under the oversubscription privilege, there shall be calculated for each holder seeking to exercise the oversubscription privilege a proration factor. This proration factor will be based on the number of shares of common stock purchased by a record date stockholder through the basic subscription privilege in proportion to the total number of shares of common stock purchased by all record date stockholders pursuant to the basic subscription privilege. For each holder, this proration factor will be applied to the common stock available for purchase upon exercise of the oversubscription privilege and common stock will be allocated accordingly. This process will be repeated until one of the following conditions is met: (i) all oversubscribing holders’ requests are filled, or (ii) there are no more shares of common stock available for allocation.

As soon as practicable after the expiration date, Continental Stock Transfer & Trust Company, acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege. You will receive certificates representing these shares of common stock and a refund for any excess subscription payments as soon as practicable after the expiration date. We anticipate this date to be seven to 10 business days after the expiration date. If you request and pay for more shares of common stock than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price

Two subscription rights plus $7.00 entitles the holder to purchase one share of common stock. The per share price represents a discount of __% from $_____, the average of the closing sale prices of our common stock over the 30-trading day period ending September__, 2006 and a discount of __% from $_____, the closing price of our common stock on September__, 2006. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.

Determination of Subscription Price

Our Board of Directors set all of the terms and conditions of this offering, including the subscription price. In establishing the subscription price, our Board of Directors considered the following factors:

•              strategic alternatives for capital raising,

•              the market price of our common stock,

•              the pricing of similar transactions,

•              the amount of proceeds desired,

•              our business prospects,

•              our recent and anticipated operating results, and

•              general conditions in the securities markets.

We determined the subscription price after taking into account the preceding factors. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of our company or our common stock. You may not be able to sell common stock purchased during this offering at a price equal to or greater than the subscription price. On September__, 2006, the closing sale price of our common stock was $_________ per share.

Expiration Date, Extensions, Termination or Amendment of the Offering

You may exercise your subscription rights before 5:00 p.m., New York City time, on September __, 2006, the expiration date for this offering. We may extend the offering period for exercising your subscription rights in our discretion, but no more than 15 additional days. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the expiration date. This is true regardless of when you transmitted the documents, unless you have timely transmitted the documents under the guaranteed delivery procedures described below.

We have the discretion to extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of this offering, we will issue a press release announcing the extension by 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right to withdraw or terminate this offering at any time for any reason. If this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned as soon as practicable. We anticipate the date to be three to five business days after such date of such withdrawal or termination. Interest will not be paid on any returned funds.

We reserve the right to amend the terms of this offering. If we make an amendment that we consider material, we will:

•                                          mail notice of the amendment to all stockholders of record as of the record date;

•                                          extend the expiration date by at least 10 days; and

•                                          offer all subscribers no less than 10 days to revoke any subscription already submitted.

The extension of the expiration date will not be treated as a material amendment.

Intentions of the Company’s Directors

At a meeting of our Board of Directors held to determine the terms of the proposed offering, our directors advised us they intend to exercise the basic subscription privilege under rights received and might exercise their oversubscription privilege with respect to additional shares that might become available for purchase. The expressed intention of the directors does not constitute a binding obligation on their part.

Method of Subscription—Exercise of Subscription Rights

You may exercise your subscription rights by delivering the following to the subscription agent by 5:00 p.m., New York City time, on September__, 2006:

•                                          your properly completed and executed Subscription Certificate with any required signature guarantees or other supplemental documentation; and

•                                          your full subscription price payment for each common share subscribed for under your basic subscription privilege and your oversubscription privilege.

You should read and follow the Instructions for Use of Western Sizzlin Corporation Subscription Certificates carefully.

Signature Guarantee Requirement

Your signature on each Subscription Certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•                                          your Subscription Certificate provides that shares of common stock are to be delivered to you as record holder of those subscription rights; or

•                                          you are an eligible institution.

Delivery of Subscription Materials and Payment

You should deliver your Subscription Certificate and payment of the subscription price or, if applicable, Notice of Guaranteed Delivery for Subscription Certificates, to the subscription agent by mail, by overnight courier or by hand to:

Continental Stock Transfer & Trust Company
Attention:   Reorganization Department
17 Battery Place, 8th Floor
New York, NY  10004

You are responsible for the method of delivery of your Subscription Certificate(s) with your subscription price payment to the subscription agent. If you send your Subscription Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this offering expires.

DO NOT SEND YOUR SUBSCRIPTION CERTIFICATE(S) AND SUBSCRIPTION PRICE PAYMENT TO THE COMPANY. Your delivery to an address other than the address set forth above will not constitute valid delivery.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing (or oversubscribing) for by either bank draft (cashier’s check),  certified check, or if less than $500.00 by personal check, drawn upon a U.S. bank or money order payable to the subscription agent. Wire transfers are also acceptable; instructions are:

JPMorgan Chase
ABA # 021000021

For the account of:

Continental Stock Transfer & Trust Company
as agent for Western Sizzlin Corporation

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of a certified check or bank draft drawn upon a U.S. bank, a money order or wire transfer. In the case of a personal check, which is allowed only for amounts of $500 or less, the subscription will be considered received upon clearance of the check.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

Your Funds Will be Held by the Subscription Agent Until the Common Stock is Issued

The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until your subscription is deemed accepted. If this offering is not completed, or we do not apply your full subscription price payment to your purchase of common stock, the subscription agent will return as soon as practicable, without interest, all excess subscription payments.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this offering will expire.

Transferability of Rights

The rights are transferable, excluding oversubscription rights, until the opening of trading on the expiration date and are expected to be quoted on the OTC Bulletin Board. Trading of the rights will be conducted on a regular-way basis from September___, 2006 through the opening of trading on the expiration date. Any commissions in connection with the sale of rights will be paid by the selling rights holder. A market for the rights may not develop. We do not know the prices at which rights may be sold if a market does develop.

You may transfer all of the rights, excluding oversubscription rights, evidenced by a single Subscription Certificate by signing the Subscription Certificate for transfer in accordance with the appropriate form printed on the Subscription Certificate. You may transfer a portion of the rights, excluding oversubscription rights, evidenced by a single Subscription Certificate by delivering to Continental Stock Transfer & Trust Company the Subscription Certificate properly signed for transfer, with separate written instructions to register a portion of the rights in the name of your transferee and to issue a new Subscription Certificate to the transferee covering the transferred rights. In that event and by appropriate written instructions, you may elect to receive a new Subscription Certificate covering the rights you did not transfer.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the expiration time for:

•                                          the transfer instructions to be received and processed by Continental Stock Transfer & Trust Company;

•                                          new Subscription Certificates to be issued and transmitted; and

•                                          the rights evidenced by the new Subscription Certificates to be exercised or sold by the intended recipients.

It may require from two to 10 business days, or more, to complete transfers of rights, depending upon how you deliver the Subscription Certificate and payment and the number of transactions you request. Neither the Company nor the subscription agent will be liable to you or any transferee of rights if Subscription Certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

If you exercise or sell rights in part, a new Subscription Certificate for the remaining rights will be issued to you only if the subscription agent receives a properly endorsed Subscription Certificate from you by 5:00 p.m., New York, on the fifth business day prior to the expiration date. The subscription agent will not issue new Subscription Certificates for partially exercised or sold Subscription Certificates submitted after that time and date. If you do submit a Subscription Certificate after that time and date, you will not be able to exercise the unexercised or unsold rights.

If you request a reissuance of a Subscription Certificate, the delivery of that document will be at your risk.

You, and not the Company or the subscription agent, will be responsible for paying any commissions, fees and other expenses, including brokerage commissions and transfer taxes, that you may incur in the purchase or sale of the rights.

Issuance of Share Certificates

Share certificates for common stock purchased in this offering will be issued as soon as practicable after the expiration date. We anticipate delivery in seven to 10 business days after the expiration date. Our subscription agent will deliver subscription payments to us periodically during this offering. Unless you instruct otherwise in your Subscription Certificate form, common stock purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the Subscription Certificate evidencing your rights to the subscription agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

•                                          deliver your subscription price payment in full for each share of common stock you subscribed for under your subscription privileges in the manner set forth in “Method of Payment” to the subscription agent on or prior to the expiration date;

•                                          deliver the form entitled Notice of Guaranteed Delivery for Subscription Certificates, substantially in the form provided with the Instructions as to Use of Western Sizzlin Corporation Subscription Certificates distributed with your Subscription Certificates, on or prior to the expiration date; and

•                                          deliver the properly completed Subscription Certificate evidencing your rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the expiration date.

Your Notice of Guaranteed Delivery for Subscription Certificates must be delivered in substantially the same form provided with the Instructions as to Use of Western Sizzlin Corporation Subscription Certificates, which will be distributed to you with your Subscription Certificate. Your Notice of Guaranteed Delivery for Subscription Certificates must come from an eligible institution, or other eligible guarantee institutions, which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery for Subscription Certificates, you must state:

•                                          your name;

•                                          the number of subscription rights represented by your Subscription Certificates and the number of shares of common stock you are subscribing (and oversubscribing) for; and

•                                          your guarantee that you will deliver to the subscription agent any Subscription Certificates evidencing the subscription rights you are exercising within three business days following the expiration date.

You may deliver your Notice of Guaranteed Delivery for Subscription Certificates to the subscription agent in the same manner as your Subscription Certificates at the address set forth above under “Delivery of Subscription Materials and Payment.” Alternately, on the expiration date ONLY, you may transmit your Notice of Guaranteed Delivery for Subscription Certificates to the subscription agent via facsimile transmission (Facsimile No.:  212-616-7610). ALL FACSIMILE DELIVERIES MUST BE CONFIRMED. To confirm facsimile deliveries, you must call 212-509-4000 (ext. 536).

Please call the information agent to request any additional copies of the form of Notice of Guaranteed Delivery for Subscription Certificates you may need.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. Non-material defects or irregularities will be waived provided we can determine your intentions with respect to exercising your rights. If there is any defect or irregularity that results in an ambiguity regarding your intentions with respect to exercising your rights, such defect or irregularity will not be waived. In such event, we will treat any identical defects or irregularities the same way for all stockholders. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Certificates. We will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form.

Because our common stock is quoted on the OTC Bulletin Board as opposed to being listed on a stock exchange, the exemption from state regulation under Section 18 of the Securities Act of 1933, as amended, does not apply to our common stock. However, all states have an exemption from state registration requirements that are applicable to our common stock and the subscription rights offered hereby.

If you are a foreign stockholder with a legal residence outside of the United States, we will not accept your exercise of rights if our issuance of common stock to you could be deemed unlawful under applicable law or if compliance with applicable law would be materially burdensome to us. We have no reason to believe a significant number of our shares are owned by foreign stockholders.

If you are given notice of a defect in your subscription, you should correct it immediately. You will not be allowed to cure any defect later than the expiration time of 5:00 p.m., New York City time, on ____________, 2006. We will not consider an exercise to be made until all defects have been cured or waived.

Notice to Bankers, Trustees or Other Depositaries

If you are a broker, a trustee or a depositary for securities who holds common stock for the account of others at the close of business on the record date, you should notify the respective beneficial owners of such common stock of this offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner instructs, you should complete the appropriate Subscription Certificates and submit them to the subscription agent with the proper payment. If you hold common stock for the accounts of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date. You, as a nominee record holder, must make a proper showing to the subscription agent by submitting the form entitled Nominee Holder Certification which we will provide to you with your offering materials.

Notice to Beneficial Owners

If you are a beneficial owner of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled Beneficial Owner Election Form. You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate Subscription Certificate, you should contact the nominee as soon as possible and request that a separate Subscription Certificate be issued to you.

Procedures for DTC Participants

We anticipate that the subscription rights will be eligible for transfer. The exercise of the basic subscription privilege and the oversubscription privilege may be effected through the facilities of the Depository Trust Company, or DTC.

Common Stock Outstanding After this Offering

Upon the issuance of the common stock offered in this offering (assuming that all of the subscription rights are exercised), approximately 1,783,2856 shares of common stock will be issued and outstanding. This would represent a 50% increase in the number of outstanding shares of common stock. If only __% or __% of the subscription rights are exercised, then _________ and _________ shares of common stock will be issued and outstanding, respectively, which represents an approximate _% and __% increase in the number of outstanding shares of common stock, respectively.

Subscription Agent

We have appointed Continental Stock Transfer & Trust Company as subscription agent for this offering. We will pay the fee of the subscription agent, which will be approximately $5,000 plus reimbursement of out-of-pocket expenses. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this offering.

Information Agent

We have appointed Morrow & Co., Inc. as information agent for this offering. We will pay the fees of the information agent, which we estimate will total approximately $5,000, and reimburse certain out of pocket expenses which we estimate will be approximately $2,500. Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with this offering.

Fees and Expenses

Other than for fees charged by the information agent and the subscription agent, you are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we, the information agent nor the subscription agent will pay such expenses.

No Board Recommendation

Each investor must evaluate an investment in our common stock according to his or her own best interests. Accordingly, our Board of Directors makes no recommendation to rights holders regarding whether they should exercise their subscription rights. Our directors advised us that they intend to exercise the basic subscription privilege under rights received and might exercise their oversubscription privilege with respect to additional shares that might become available for purchase. The expressed intention of the directors does not constitute a binding obligation on their part. The directors collectively beneficially own or exercise voting and dispositive power over shares of common stock or ____% of the common stock outstanding as of the record date of September___, 2006. Assuming that each of the persons mentioned above exercises his basic subscription privilege in full, they will collectively own an additional _______ shares of common stock, or a total of _______ shares of common stock after this offering is completed.

Questions About Exercising Rights

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or other forms related to this offering, you should contact the information agent at the following address and telephone number:

Morrow & Co., Inc.
470 West Avenue—3rd Floor
Stamford, CT  06902
Toll Free Telephone for Stockholders:  800-607-0088
Direct Line for Banks and Brokers to Call Collect:  (203) 658-9400

PLAN OF DISTRIBUTION

We are offering our common stock underlying the rights directly to you. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering. Continental Stock Transfer & Trust Company is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying common stock. Therefore, we anticipate that our officers’ and employees’ role will be limited to:

•                                          Responding to inquiries of potential purchasers, provided the response is limited to information contained in the registration statement of which this prospectus is a part; and

•                                          Ministerial and clerical work involved in effecting transactions pertaining to the sale of common stock underlying the rights.

We intend to distribute and deliver this prospectus by hand or by mail only, and not by electronic delivery. Also, we intend to use printed prospectuses only, and not any other forms of prospectus.

We have distributed to the holders of record of our common stock, at the close of business on September___, 2006, at no charge, one transferable subscription right for each common share they own. Every 2 rights will entitle the holder to subscribe for a right to purchase one share of our common stock at a subscription price of $7.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional shares of common stock or pay cash in lieu of fractional shares. We will round up the aggregate number of shares of common stock you are entitled to receive to the nearest whole number provided you fully exercise your rights and pay the full subscription price.

We do not expect all of our stockholders to exercise all of their basic subscription privileges. By extending oversubscription privileges to our record date stockholders, we are providing such stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares of common stock not purchased by other stockholders.

If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares of common stock you would like to purchase (not to exceed the number purchased by you under the basic subscription privilege) in the space provided on your Subscription Certificate. When you send in your Subscription Certificate, you must also send the full purchase price for the number of additional shares of common stock you have requested to purchase (in addition to the payment due for common stock purchased through your basic subscription privilege). If the number of shares of common stock remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for common stock pursuant to oversubscription privileges, you will be allocated additional common stock pro rata (subject to elimination of fractional shares), based on the number of shares of common stock you purchased through the basic subscription privilege in proportion to the total number of shares of common stock you and other oversubscribing stockholders purchased through the basic subscription privilege. If your pro rata allocation exceeds the number of shares of common stock you requested on your Subscription Certificate, you will receive only the number of shares of common stock you requested. The remaining common stock from your pro rata allocation will be divided among other rights holders exercising their oversubscription privileges.

As soon as practicable after the expiration date, Continental Stock Transfer & Trust Company, acting as our subscription agent, and we will determine the number of shares of common stock you may purchase pursuant to the oversubscription privilege. You will receive certificates representing these shares of common stock as soon as practicable after the expiration date, anticipated to be approximately seven to 10 business days after the expiration date. If you request and pay for more common stock than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

We expect subscription rights to be quoted on the OTC Bulletin Board under the symbol “_____” Our common stock issued upon the exercise of subscription rights will be listed on the OTC Bulletin Board under the symbol “WSZL,” the same symbol under which our currently outstanding common stock now trades.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Cline, Williams, Wright, Johnson & Oldfather, L.L.P., 1125 S. 103rd Street, Suite 320, Omaha, Nebraska 68124-1090.

EXPERTS

The consolidated financial statements as of December 31, 2005 and 2004 and for the years then ending incorporated by reference in this registration statement have been audited by Grant Thornton, LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

 The consolidated financial statements for the year ended December 31, 2003 incorporated by reference in this registration statement have been audited by KPMG, LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
(2)	Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2006.
(3)	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006.
(4)	Current Report on Form 8-K filed on February 17, 2006.
(5)	Current Report on Form 8-K filed on March 22, 2006.
(6)	Current Report on Form 8-K filed on April 4, 2006.
(7)	Current Report on Form 8-K filed on April 10, 2006.
(8)	Current Report on Form 8-K filed on April 25, 2006.
(9)	Current Report on Form 8-K filed on May 1, 2006.
(10)	Current Report on Form 8-K filed on May 16, 2006.
(11)	Current Report on Form 8-K filed on July 14, 2006.
(12)	Current Report on Form 8-K filed on August 8, 2006.
(13)	Current Report on Form 8-K filed on August 14, 2006.
(14)	Current Report on Form 8-K filed on August 15, 2006.
(15)

The description of the common stock contained in the Company’s registration statement on Form 8-A (File No. 95003136) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering, shall be deemed incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus. We will include the exhibits specifically incorporated by reference in that information, but not delivered with the prospectus, upon written or oral request and at no cost.   Requests for copies should be made to:

Western Sizzlin Corporation
1338 Plantation Road
Roanoke, Virginia 24012
Attention: Robyn B. Mabe, Chief Financial Officer
(540) 345-3195

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for our common stock offered in this offering. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Additionally, we file electronically with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy solicitation information. The SEC maintains an Internet site (http://www.sec.gov) that contains these reports, proxy and information statements, and other information regarding us. You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the operation of the Public Reference Room.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that will be paid by us in connection with the securities being registered. With the exception of the Securities and Exchange Commission (“SEC”) registration fee, all amounts shown are estimates.

SEC registration fee	$445
Printing and engraving	$5,000
Legal fees and expenses (including Blue Sky fees)	$20,000
Accounting Fees and Expenses	$5,000
Miscellaneous	$5,000
Subscription Agent	$5,000
Information Agent	$5,000
Total	$45,445

Item 15.     Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (DGCL), authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses actually and reasonably incurred and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

As permitted by the DGCL, the Company’s Restated Certificate of Incorporation (as amended), includes a provision that the Company shall indemnify all persons whom it may indemnify pursuant to DGCL Section 145.  The Company’s Restated Bylaws (as amended) contain similar provisions. Accordingly, taken together the DGCL and our governing documents provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; we may indemnify our other employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions; we may advance expenses to these people; and the rights conferred by our governing documents are not exclusive.

The indemnification provisions in the Company’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling persons, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents. The Company is covered by liability insurance policies which indemnify our directors and officers against loss arising from claims by reason of their legal liability for acts as directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

The foregoing discussion of the Company’s governing documents and Delaware law is not intended to be exhaustive and is qualified in its entirety by such documents or law.

Item 16.     Exhibits.

See the Exhibit Index on page II-5.

Item 17.     Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)                               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                  to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)                              to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)                                The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)                                  Insofar as indemnification for liabilities arising under the Securities Act, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (g)          The undersigned registrant hereby undertakes that:

(1)                               For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                               For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia on the 8th day of September, 2006.

WESTERN SIZZLIN CORPORATION

By:	/s/ James C. Verney
James C. Verney
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Verney and Robyn B. Mabe as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JAMES C. VERNEY	Chief Executive Officer	September 8, 2006
James C. Verney	(Principal Executive Officer)

/s/ ROBYN B. MABE	Vice President, Chief Financial Officer and Secretary	September 8, 2006
Robyn B. Mabe	(Principal Financial and Accounting Officer)

/s/ SARDAR BIGLARI	Chairman of the	September 8, 2006
Sardar Biglari	Board of Directors

/s/ PHILIP L. COOLEY	Vice Chairman of the	September 8, 2006
Philip L. Cooley	Board of Directors

/s/ JONATHAN DASH	Director	September 8, 2006
Jonathan Dash

/s/ TITUS GREENE	Director	September 8, 2006
Titus Greene

Exhibit Index

4.0	Captec Promissory Notes and related loan documents (incorporated by reference to the Form 10-Q for the period ended June 30, 2002)
5.0	Opinion of Cline Williams Wright Johnson & Oldfather, LLP (to be filed by amendment)
23.0	Consent of Grant Thornton LLP (filed herewith)
23.1	Consent of KPMG LLP (filed herewith)
23.2	Consent of Cline Williams Wright Johnson & Oldfather, LLP (incorporated into Exhibit 5.0) (filed herewith)
99.0	Form of Instructions for Use of Western Sizzlin Corporation Subscription Certificates (filed herewith)
99.1	Form of Notice of Guaranteed Delivery for Subscription Certificates (filed herewith)
99.2	Form of Letter to Stockholders (filed herewith)
99.3	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith)
99.4	Form of Letter to Clients of Security Holders Who Are Beneficial Holders (filed herewith)
99.5	Form of Nominee Holder Certification Form (filed herewith)
99.6	Beneficial Owner Election Form (filed herewith)
99.7	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed herewith)
99.8	Form of Subscription Agent Agreement between Western Sizzlin Corporation and Continental Stock Transfer & Trust Company (filed herewith)
99.9	Form of Information Agent Agreement between Western Sizzlin Corporation and Morrow & Co., Inc., (filed herewith)
99.10	Form of Subscription Certificate (filed herewith)